UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2016

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 5, 2016, MSC Industrial Direct Co., Inc. (the “Company”) entered into an agreement (the “Purchase Agreement”) with Mitchell Jacobson, the Company’s Chairman, his sister, Marjorie Gershwind Fiverson, Erik Gershwind, the Company’s President and Chief Executive Officer, and two other beneficial owners (collectively, the “Sellers”) of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”) who, in the aggregate, beneficially own 14,264,058 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) (including, in the aggregate, 13,085,282 shares of the Company’s Class B Common Stock that are immediately convertible on a one-for-one basis into shares of Class A Common Stock), representing in the aggregate beneficial ownership of approximately 23.16% of the outstanding shares of Class A Common Stock as of July 1, 2016.  Pursuant to the Purchase Agreement, each Seller has agreed to sell or cause to be sold by trusts or other entities on whose behalf such Seller acts, and the Company has agreed to purchase, an aggregate number of shares of Class A Common Stock, at the price per share to be paid by the Company in the Proposed Tender Offer as described in Item 8.01 of this Current Report on Form 8-K, such that the Sellers’ aggregate percentage ownership and voting power in the Company would remain substantially the same as prior to the Proposed Tender Offer. The Sellers also have agreed not to participate in the Proposed Tender Offer. The Purchase Agreement was approved by the Nominating and Corporate Governance Committee of the Company’s Board of Directors as well as the disinterested members of the Company’s Board of Directors.  The sale and purchase of shares is expected to occur on the 11th business day following the completion of the Proposed Tender Offer and is subject to the successful completion of the Proposed Tender Offer and other customary conditions set forth in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition

The information in this Current Report on Form 8-K that is furnished under “Item 2.02 Results of Operations and Financial Condition” and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

On July 6, 2016, the Company issued a press release announcing financial results for its fiscal 2016 third quarter ended May 28, 2016. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 8.01	Other Events

On July 6, 2016, the Company issued a press release announcing its plans to commence a tender offer to purchase for cash up to $300 million in value of shares of its Class A common stock through a modified “Dutch auction” tender offer at a price per share of not less than $66.00 and not greater than $72.50 (the “Proposed Tender Offer”). The Proposed Tender Offer is expected to commence on or about July 7, 2016 and will remain open for at least 20 business days. A copy of the press release is attached as Exhibit 99.2 and is incorporated by reference herein.

Additional Information Regarding the Planned Tender Offer

This communication is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s Class A common stock. The planned tender offer described in this communication has not yet commenced and there can be no assurance that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer to buy the Company’s Class A common stock will only be made pursuant to an Offer to Purchase, Letter of Transmittal and related materials that the Company expects to send to its shareholders and file with the Securities and Exchange Commission upon commencement of the tender offer. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that the Company expects to file with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents from the Company’s information agent, Georgeson LLC, by calling toll-free at 800-248-7690.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

10.1   Stock Purchase Agreement, dated July 5, 2016, between MSC Industrial Direct Co., Inc. and the persons listed on Schedule I thereto.

99.1   Press Release, dated July 6, 2016, issued by MSC Industrial Direct Co., Inc. announcing financial results for the Company’s fiscal 2016 third quarter ended May 28, 2016.

99.2   Press Release, dated July 6, 2016, issued by MSC Industrial Direct Co., Inc. announcing the Company’s plans to commence a tender offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: July 6, 2016	By:	/s/ Rustom Jilla
	Name:	Rustom Jilla
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.
Description
10.1	Stock Purchase Agreement, dated July 5, 2016, between MSC Industrial Direct Co., Inc. and the persons listed on Schedule I thereto.

99.1	Press Release, dated July 6, 2016, issued by MSC Industrial Direct Co., Inc. announcing financial results for the Company’s fiscal 2016 third quarter ended May 28, 2016.

99.2	Press Release, dated July 6, 2016, issued by MSC Industrial Direct Co., Inc. announcing the Company’s plans to commence a tender offer.